Exhibit 99.1

FOR IMMEDIATE RELEASE	December 30, 2011

Parkvale Financial Corporation Merger to Be Completed January 1, 2012

Parkvale Financial Corporation (NASDAQ: PVSA) reported today that its merger with and into F.N.B. Corporation (NYSE: FNB) (“FNB”) will be effective as of 12:01 a.m. on January 1, 2012. Upon completion of the merger, the separate corporate existence of Parkvale Financial Corporation (the “Company”) will cease and FNB will continue as the surviving corporation. As of the effective time, each share of common stock of the Company outstanding immediately prior to the effective time (other than those to be cancelled in accordance with the merger agreement) will be converted into and become exchangeable for the right to receive 2.178 shares of FNB common stock (provided, however, that cash will be issued in lieu of fractional shares).

In connection with the completion of the merger, the Company notified the Nasdaq Global Market (“Nasdaq”) earlier today that, as of the effective time of the merger, the Company would be merged with and into FNB. The Company also requested that Nasdaq file with the SEC a notification of removal from listing on Form 25 to report that shares of the Company’s common stock are no longer listed on Nasdaq.

“We are excited about joining the FNB family,” said Robert J. McCarthy, Jr., Parkvale’s President and Chief Executive Officer. “We believe this transaction brings real value to our shareholders and will be a tremendous benefit to our customers with the additional products and services offered by FNB,” continued Mr. McCarthy.

Parkvale Financial Corporation is the parent of Parkvale Bank, which has 47 offices in the Tri-State area and assets of $1.8 billion at September 30, 2011.

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on FNB’s and Parkvale’s current expectations and projections about future events. This includes statements regarding the timing of the transaction. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether all of the conditions to closing set forth in the merger agreement will be met. Accordingly, actual results may differ materially. Neither FNB nor Parkvale undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by FNB and Parkvale with the Securities and Exchange Commission (“SEC”), including FNB’s Annual Report on Form 10-K for the year ended December 31, 2010, and Parkvale’s Annual Report on Form 10-K for the year ended June 30, 2011.

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Contact:	Robert J. McCarthy, Jr. President and CEO (412) 373-4815	Gilbert A. Riazzi Chief Financial Officer (412) 373-4804 Email: gil.riazzi@parkvale.com

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In connection with our proposed merger with FNB, we have filed a definitive proxy statement with the SEC, which was included in the registration statement on Form S-4 filed with the SEC on November 3, 2011 by FNB. Investors are urged to read the definitive proxy statement, along with any other relevant documents filed with the SEC, including any amendments or supplements, because those documents do and will contain important information.

Those documents, as well as other documents relating to the merger that FNB and/or the Company file with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. Investors may also contact James G. Orie, Chief Legal Officer, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148, telephone: (724) 983-3317, for free copies of the documents FNB has filed with the SEC; and Gilbert A. Riazzi, Chief Financial Officer, 4220 William Penn Highway, Monroeville, PA 15146, telephone: (412) 373-4804, for free copies of the documents the Company has filed with the SEC.